FINAL TRANSCRIPT

Thomson StreetEvents℠

DMAX - Q3 2005 Drugmax Inc Earnings Conference Call

Event Date/Time: Nov. 15. 2005 / 10:00AM ET

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Bhavin Shah
The IGB Group - Investor Relations

Ed Mercadente
DrugMax Inc. - Co-Chairman and CEO

Jim Searson
DrugMax Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Ziegler
J.M. Dutton & Associates - Analyst

Fred Tony
Redcap Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2005 Financial Results and Strategy Conference Call for DrugMax Incorporated. My name is Rachel and I'll be your coordinator today. (OPERATOR INSTRUCTIONS). And I would now like to turn the call over to Mr. Bhavin Shah for an introduction.

Bhavin Shah - *The IGB Group - Investor Relations*

Thank you, and welcome everyone to DrugMax's third quarter and nine-month 2005 financial results conference call. Participating on the call today are Ed Mercadente, DrugMax's Co-Chairman and CEO, and James Searson, the company's CFO.

Before we begin let me first inform you that certain oral statements made by management from time to time, and certain statements contained in the press releases and the periodic reports issued by DrugMax, including those contained herein, that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.

Because such statements involve risks and uncertainties actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, beliefs, or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and includes among other items statements regarding a strategy of building an integrated specialty pharmacy platform with multiple sales channels, DrugMax's plans to dispose of its legacy wholesale distribution business, its growth strategies and opportunities including its plans to open new worksite locations and acquire additional pharmacies, its use of proceeds from its refinancing, trends affecting its financial condition or results of operations, its ability to control costs and to meet its liquidity and other financing needs.

Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When using this report the words anticipates, intends, plans, believes, seeks, estimates, and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements are listed on Page 2 of DrugMax's Form 10-K filed on April 19, 2005 under the caption, Cautionary Statements.

Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading, Risk Factors, in DrugMax's Form 10-K for the year-ended January 1, 2005 filed with the U.S. Securities and Exchange

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Commission. DrugMax disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Now let me introduce Ed Mercadente, Co-Chairman and CEO of DrugMax.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Thanks, Ben. Welcome to DrugMax's third quarter and nine-month conference call. Joining me today is Jim Searson, our Chief Financial Officer. We have a slide presentation today. I'm starting on slide number 3 for those of you who have tied in. We're going to discuss some important steps we've taken over the past two months that enable the company to significantly strengthen its balance sheet and sharpen its focus on higher margin, core pharmacy and specialty pharmaceutical business.

In terms of our enhanced balance sheet strength we successfully completed a $116 million refinancing and recapitalization so we're resolving the company materially 1) increasing its cash; 2) reducing its debt; and 3) achieving a positive equity position. In total the refinancing and recapitalization has enabled the company to increase its pro forma cash and borrowing availability to approximately 25 million as of today and the facility provides us with even greater capacity through new assets when we open or buy new pharmacies.

Jim will discuss our pro forma financial conditions in more detail later on the call, but I'd like to take some time now to detail the financial and strategic benefits to our recapitalization and refinancing. First our new $65 million credit facility expands our borrowing capability and ensures that we no longer are in violation of debt covenants. Since the facility is with a bank that understands our business and has extensive experience in the industry we were able to negotiate covenants that are more flexible and more consistent with our long-term operating growth strategy.

In addition we also reaffirmed and completed a $51 million common stock offering. The stock offering which has enabled the company to reduce its debt level and simplify its capital structure has also provided the company with sufficient capital to both operate and grow its core pharmacy and specialty pharmaceutical business.

We remain extremely optimistic on the favorable fundamentals in this business due to the growing need for cost-effective healthcare solutions for both providers and patients, as well as higher gross margins associated with our core pharmacy and specialty business. For this reason our sole focus on an ongoing basis will be operating our existing pharmacy and specialty pharmaceutical business while actively looking to achieve growth in both the near and long term.

Consistent with our strategy of operating and growing this higher margin business we made the decision in the third quarter to sell and discontinue the legacy component of our wholesale drug distribution business which sold largely branded pharmaceuticals to drug stores. As we indicated on the second quarter conference call this legacy wholesale distribution business is not core to our strategy and we've engaged a national firm to assist us in the sale. While we have signed a letter of intent that we spoke about on the second quarter call that sale didn't go through because the potential buyer was acquired recently by McKesson just after pursuing the deal with us.

Since then, however, we've continued to actively pursue the sale of the business and have received a favorable response. Recently we signed another preliminary letter of interest with a major distributor and are aggressively working towards finalizing this deal. We're committed to exiting the wholesale distribution business by the end of the fourth quarter.

We intend to utilize the proceeds from the sale to further reduce our debt and improve our working capital. We believe we will realize approximately 13 million from the assets associated with this legacy operation. A moment ago I spoke about the company's intention to expand our higher margin pharmacy business in both the near and long term. I'm happy to report that during a time where we've been taking significant steps to strengthen our balance sheet and position the company for the future, we've also achieved near-term organic expansion in our pharmacy business signing a new contract with Scotts Company to open a new Worksite Pharmacy and providing mail-order benefits to Scotts' employees and dependents.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

We are pleased with this development and later on in the call we'll discuss our opportunities in more details as it relates to our expanding Worksite initiative. Before moving onto the next slide I would like to briefly discuss some of the changing we recently made which further strengthen our management team and better aligns our organizational talent with a strategic focus.

In addition to the departure of Bill LaGamba, the former president and COO of the old DrugMax, core management changes have included the following -- hiring a new Senior Vice President of Business Development and Sales to concentrate on growth of the specialty pharmaceutical business. We strengthened our financial team to improve overall financial reporting and accounting controls, and we replaced our VP of Information Technology to concentrate on business system improvements.

Now I'm going to turn to slide number 4 which provides an overview of our business following the discontinuation of the legacy wholesale distribution business. Here on this slide you'll see DrugMax has two operating companies, Familymeds, which is depicted on the left side of the page, and Valley Drugs which is on the right side.

Familymeds is the engine that drives our company. Familymeds provides service to patients for treatment of acute, complex, and chronic health disease and it consists of the following – 80 specialty pharmacies in 13 states that are located primarily at or near the point of medical care including 7 franchise locations -- one homecare health, one home healthcare center that sells a full line of home healthcare products ranging from diabetic supplies to wound care products. They also supports our pharmacy locations as well and supports familymeds.com with central fulfillment services, and three central fill or mail-order locations that service our specialized institutional business, Web orders and specialty pharmaceuticals, excuse me, out of this centralized type of location.

The continuing business of Valley Drug Company, which was acquired as part of the merger between DrugMax and Familymeds, primarily consists of a respiratory service business that distributes respiratory pharmaceuticals and products to physicians and home care respiratory providers. It also is a physician specialty pharmaceutical and services business that distributes specialty pharmaceuticals directly to physicians or related healthcare providers. We are concentrating our sales efforts on the practitioners who are in our medical locations where we already operate a Familymeds Pharmacy.

It's important to note that the business is consistent with our focus of building an integrated specialty drug platform, our focus on the higher margin business. If you compare the gross margins of this business versus the old legacy wholesale business we are selling you'll see that the gross margin for this business is between 7 and 11% and the gross margin for our discontinued business was less than 3%.

On slide number 5 the first column on the slide details the company's multiple sales channels that include our clinic and apothecary pharmacies which are the pharmacies that we spoke about earlier, and are primarily located at or near the point of medical care.

The advantages of locating our pharmacies at or at close proximity to physicians include the following -- having a direct point of entry to service our patients when they visit their physician -- having the opportunity to collaborate with the physician and select lower cost generic or alternative pharmaceutical therapy for patients -- also being in position to relay important information to the doctors on their patients when further strengthening a relationship we already have with the doctor and the patient, and fourth, most of our patients who visit these locations have multiple disease issues which require significant pharmacy services.

DrugMax also operates pharmacies that are full-service pharmacies that are located at the employer's worksite and serve only the host company's employees, retirees, and their immediate family. The primary benefits of a worksite pharmacy model include reduced cost to the employers and employees because drug companies will in most case reduce prices and provide rebates to the employer, an increased employee satisfaction.

As previously discussed in addition to clinic/apothecary worksite pharmacies Familymeds also operates two closed shop institutional pharmacies that are an on-line access distribution center. The middle column on this slide lists the company's

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

targeted customer base which includes patients with multiple diseases, acute patients at MD or offices and specialty pharmaceutical patients.

In addition we target defined population groups such as state-based mental health programs and assisted living centers. The common denominator of all of our customer base is that it's made up of patients that have the need to fill multiple prescriptions on a high-frequency basis. The column on the right-hand side of the slide lists the specialty pharmaceuticals and medical services that we're focusing on currently.

In terms of specialty we're involved in numerous disease groups, for example, infectious disease, anti-psychotic meds, respiratory products, diabetes, intractable pain, fertility and oncology. Many of these drugs require value-added pharmacy services such as compounding and home infusion. Due to the company's focus on extensively training its pharmacists we're well-suited to provide these specialized services.

Slide number 6, I'd just like to touch on just a few of these. These are the sales drivers to our business. First, specialty drug introductions continue on a strong pace which bodes well for our business. Second, and very important, Medicare D which is a new drug prescription benefit program for the elderly goes live in January of 2006. We believe this program will have a long-term, positive effect on our business due to the fact that up to an estimated 40 million Medicare beneficiaries will have prescriptions covered for the first time. The net effect will be much higher prescription utilization.

Earlier on the call we indicated that we are involved in disease areas that affect a large and growing population base. These disease areas are expected to continue to grow due to the continued expansion in the market for these products and to treat these problems. Before moving onto the next slide I'd like to briefly discuss the fourth point on this list which is the employer's focus on drug costs.

Today many employers, especially large Fortune 500 companies, are seeking a more aggressive method to control healthcare expenditures, especially in the pharmacy component of the benefits. We believe our worksite pharmacy initiative addresses this need providing a valuable benefit to the employees and the employer.

We're pleased that our recent agreement with Scotts to open a new Worksite Pharmacy and are actively pursuing more than 25 additional opportunities to expand this business. With a clear head start in this emerging category of employer-sponsored pharmacies, we remain optimistic on our prospects in this area.

It's these drivers along with the others on this list that lead us to be extremely optimistic about our growth prospects for our business in the future. If you turn to our seventh slide, I'd like to briefly discuss our profit drivers. I've summarized them in four bullets here.

First, we operate in stores that have small footprints, and are in locations that are close to the point of medical care. These aren't high rent locations like some of our competitors have, and our occupancy costs are among the lowest in the industry. Next we're effectively utilizing technology across our entire business including the use of kiosk technology, robotics, and automated counting for accessing and filling prescriptions more accurately while controlling labor costs.

Also we've increased the concentration on generics which have higher gross margins. Our generics utilization was 57% in Q3 of this year compared to 53% in Q3 of 2004.

Finally, in addition to increasing our focus on generics we've also put in place programs to increase our focus on higher gross margin, home care products and higher gross margin specialty and infusion pharmaceutical products.

On slide 8 I'd like to discuss the tactics for improving the company's sales and profitability. We've broken this down into strategic and operational initiatives. In terms of the strategic initiatives aimed at increasing our sales and profitability we've taken an important step by discontinuing the legacy wholesale distribution business.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

With significantly improved financial flexibility we're well-positioned to take advantage of the favorable dynamics in our industry and grow our market share of clinic and specialty pharmacies through acquisitions. In pursuing this important strategic objective we will actively seek only acquisition targets that are accretive to earnings.

In addition to the acquisition opportunities that would fuel sales and earnings growth, we'll also look to grow organically by opening additional Worksite Pharmacies. In total we expect to add or grow our annualized revenues in 2006 by 25 to 30% as a result of the execution of our organic and acquisition strategy.

Complementing this focus we also look to --

One, continue to deploy pharmacy kiosks in an effort to grow our pharmacy business in a cost-effective manner and expand our reach within existing as well as new medical campuses and generate incremental sales. Our plans call for continuing the roll out of these kiosks throughout 2006 as we understand the adoption by the patients.

Two, we intend to grow our infusion and home care program by increasing our focus on this area for organic sales development and growth

Three, we're going to expand our direct telesales program across all of our pharmacy and physician locations. As part of our initiative we're increasing our dedicated sales staff each of whom will be actively calling physicians in an effort to increase the distribution of specialty pharmaceuticals directly to those doctors that operate in our locations

Four, our plan is to take advantage of the new Medicare D program by expanding our patient education programs, outreach programs directed at recruiting more seniors into our pharmacies and accessing our pharmacists as experts in this very confusing new program.

In terms of operational initiatives aimed at driving profitability we'll focusing on the following – first, we're going to take advantage of the significantly enhanced liquidity in order to improve our in-stock position. This includes working with our suppliers to receive products to our stores on a five-day-a-week basis which wasn't possible only two months ago when we were in violation of bank covenants and had cash needs.

Secondly, utilizing technology to improve our billing and receivables collection, this effort is being led by our new VP of Information Technology who I just mentioned previously.

Third, accelerating our generic substitution conversion program in order to continue to increase our generic utilization and grow margins. We believe this will take on even greater importance when the new Medicare Part D program takes affect this January.

Four, we're going to continue to implement our patient compliance programs which we believe increase the frequency of prescriptions. Recent advances in this area have included implementing a voice telephony system to contact patients, and improve medication compliance and follow through on adherence to prescribed therapeutic regiments.

Fifth, we're going to execute on our customer service promised standards through a quality assurance program whereby we're utilizing an independent third-party agency to shop our pharmacy locations very frequently providing us an on-line real-time report of service levels. Our district managers can use this feedback to react proactively with targeted training and increased supervision at the locations where it's most needed almost immediately.

And finally, as we detailed earlier, we've revamped our sales and marketing strategy by renewing our focus on the core pharmacy and specialty pharmaceutical business. We're in the process of hiring a new Senior VP of Business Development and Sales and expanding our direct Telesales force.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

At this point I'd like to turn the call over to Jim Searson, our CFO, who will go through some of the financial highlights from his past quarter.

Jim Searson - *DrugMax Inc. - CFO*

Thanks Ed. Let me focus initially on some of the highlights from the third quarter. On slide 9 -- first of all, I'd like to discuss what is not reflected in the financials. As Ed mentioned - excuse me - we recently completed a recapitalization including refinancing of our $65 million senior bank arrangement, the raising of $51 million common stock equity and the $17 million redemption of the preferred stock. As these transactions did not close until early in the fourth quarter, they will not be fully reflected until we issue our fourth quarter and 2005 Annual Statements sometime in the first quarter of 2006. However in a few minutes I will show you how these would have impacted the balance sheet had they been recorded at the end of the third quarter.

To reiterate, this refinancing and recapitalization, besides significantly improving our financial position, provides us with financial liquidity and much-needed capital for growth and acquisitions. Today we have cash and borrowing availability in excess of the amounts outstanding currently under the line of approximately $25 million. It's important to note that borrowings under the $65 million debt facility year facility are based on the value of our account receivables, inventories, and prescription files. While currently our borrowing capacity, based on the value of those assets, is approximately $45 million, as we make new pharmacy acquisitions and increase the value of our assets, the total amount available under the bank line will also be increased.

Moving into the quarter, the third quarter was clearly a transitional period. Our focus was on improving our financial condition and liquidity in order to be able to achieve our future growth targets, improve profitability and increase shareholder value. However, the liquidity limitation prior to the recapitalization have negatively affected our operations and did not allow for growth of the business.

To clarify what is included in the financials, the continuing operations include the pharmacy operations and the wholesale business distributing pharmaceuticals to physicians and other health-care providers. As we touched on in the second quarter call, we're also focused on managing our costs. In our second quarter earnings release we announced a restructuring primarily related to reductions in payroll expense. These reductions have been implemented in the third quarter and are expected to result in annual operating cost savings of approximately $1.6 million.

Now I'd like to briefly talk about the losses from discontinued operations. The loss from discontinued operations for the third quarter and the nine-month period of 2005 include 4.8 million for estimated losses on assets utilized in those operations, and 1.5 million of exit costs. The exit costs consists of estimated future lease costs for the facilities that will no longer be used and anticipated employee severance costs. The asset impairment cost primarily reflects the write-down of accounts receivable, fixed assets, and intangible assets to estimated net realizable value. In addition, the operating loss from the third quarter was 2.3 million for those discontinuations.

From a positive perspective, upon exit from these operations we expect cash flow to improve by 6 million or more annually.

Going to the next slide, I'd like to talk a little bit about the third quarter operating results. During the third quarter of 2005, net revenues from continuing operations were 51.8 million, a 3.2% decline compared to net revenues of 53.4 million in the year ago quarter. For the nine-month period of 2005 net revenues from continuing operations were 163.7 million or 1.1% less than the nine-month period in 2004. Revenues have been negatively impacted by higher generic utilization in 2005 and out of stock positions as a result of supply chain disruptions.

Gross margin for the third quarter in 2005 was 19.1% versus 20.4% for the same quarter in 2004. Again, the disruptions to our supply chain resulting from Hurricane Katrina as well as higher purchasing costs due to our inability to buy on a more credit worthy basis negatively impacted the margin during the quarter. Excluding the estimated impact of these matters our third

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

quarter 2005 gross margin would have been comparable with the same period in 2004. On a positive note, the recent recapitalization is positively affecting our ability to purchase under more favorable credit terms.

SG&A expenses were 13 million for the third quarter of 2005 compared to 10.8 million for the third quarter of 2004. However, on a sequential basis, SG&A expenses have declined from 14.1 million in the first quarter of 2005 and 13.7 million in the second quarter of 2005, and we expect continued decline as the restructuring previously mentioned takes effect. Included in 2005 SG&A are merger-related non-cash charges related to restricted stock and options of 1.1 million and 5.1 million in the three-month and nine-month period.

EBITDA from continuing operations for the third quarter was -3.1 million compared to EBITDA of 500,000 for the third quarter of 2004. For the nine-months, EBITDA from continuing operations was -8.2 million in 2005, and 2.7 million in 2004. Excluding the non-cash compensation charges in 2005 previously mentioned, EBITDA would have been -2 million for the third quarter and -3.1 million for the nine months in 2005. In addition, the effect from the supply chain disruptions and the unfavorable credit terms of certain vendors, which we do not expect to continue, also negatively impacted EBITDA in 2005.

As a reminder, our per-share calculations for 2005 are based on post merger of common stock outstanding or approximately 20 million shares outstanding for the third quarter versus 1.3 million shares outstanding on a pre-merger basis for the third quarter in 2004.

Turning to the next slide, I'd like to make a few comments about our balance sheet. The assets expected to be sold which relate to the distribution business are separately combined and shown as assets held for sale on the third quarter 2005 balance sheet. The expected realizable value of these assets is 13.7 million, whereas in the previous yearend balance sheet as of January 1 05, these assets are not separately captioned.

We do continue to focus on working capital management. For continuing operations on a sequential basis, accounts receivable of 10 million as of the end of the third quarter compared to receivables of 11.2 million at the end of the second quarter in '05, and 10.4 million at the end of the first quarter in '05. Day sales outstanding remained strong at approximately 18 days.

Also on a sequential basis, inventory levels have been reduced from prior quarters. At the end of the third quarter of this year, inventories were 23.2 million compared to 24.9 million at the end of the second quarter, and 28.5 million at the end of the first quarter of '05. However, we are still not satisfied and continue to work to improve our inventory turns.

Turning to the next slide, I'd like to spend just a couple minutes on the pro forma financial condition. As I mentioned earlier, the recapitalization is not reflected in the third quarter balance sheet, as it closed a few days after the end of the quarter. However, we thought it would be helpful to show the impact those transactions have on our financial condition as of the end of the third quarter. Again, these transactions represent the 65 million debt refinancing, the 51 million equity raised and the use of proceeds, including the 17 million redemption in preferred stock and the 20 million reduction in our bank debt. As a result our cash position improved to over 11 million, overall debt is reduced by 20 million, and equity improved from -15.6 million to a positive 13.7 million. Now I'd like to turn it back to Ed.

Jim Searson - *DrugMax Inc. - CFO*

Why don't we open up the floor to some questions now and then we can have some summarizing statements at the end. Operator, could you open up the floor?

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

QUESTIONS AND ANSWERS

Operator

Absolutely sir. (Operator Instructions). And our first question comes from the line of Jonathan Ziegler, with J.M. Dutton & Associates.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Good morning guys, a fabulous presentation.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Hey Jonathan, how are you doing?

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Okay.

Jim Searson - *DrugMax Inc. - CFO*

Hey Jonathan.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Really exciting.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Thank you.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

A couple of questions. You have -- were you able to quantify the impact of Katrina and where this project is now down in that part of the world?

Jim Searson - *DrugMax Inc. - CFO*

Jonathan, the incremental costs that we incurred because of Hurricane Katrina both on loss of some of our inventory and the relocation of the inventory to the facility in Pennsylvania was about $1 million. But we also, during a short period of time, we were unable to supply some of our customers on as frequent basis as they would have liked, so we did lose some sales. We've estimated that the sales lost during that period is somewhere around $5 million.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Really? That's pretty material.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, one additional point is that the pharmacies in that area – I mean we're discontinuing that business, but our pharmacy base in that area was largely affected by this, so many of the customers that we had on the distribution side in the discontinued operations, we were no longer able to service, and they're just now trying to reopen their pharmacies.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Well, it seems like a major disaster. Where do you stand now in the pharma quarter? Do you feel you're back to normal or is there still some impact?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Well, I think that we're back to normal on the pharmacy side of the business. We are not back to normal on the part that we're discontinuing. We still have customers that (a) owe us money; and (b) are probably not going to be in business in the long-run. But on the part of our specialty pharmacy, yes, I think we're largely back in business there. We are just about to go to five-day-a-week delivery system serviced by one of the major wholesalers who's going to help us support this. We're in the final negotiations on that and I think that that's going to help us on our total in stock position. Now as you know in our business we service so many acute patients in the medical offices that we have to have the product there when the patient comes out of the doctor's office.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Sure. Is there anyway you can -- again, can you quantify what service levels fell to during the period?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, I think that our service level was in the mid-90s, and that's unacceptable. Our service levels are usually very close to 100% or 99 and change, and we fell into kind of the 92 to 93% neighborhood, which was unacceptable during that period of time.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Certainly. Well, sounds like a good job considering how impactful this was. Are you going to -- we talked about this earlier. Any kind of indication on comparable store sales numbers?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

(inaudible - cross talk) do you want to answer that one or you want me to answer it? We're not going to give comparable store sales numbers this quarter. We will probably look, as we understand the generic impact, -- right now, we're at 57% generic impact. We're forecasting that we could approximate 60% generic impact next year and I need to get a little clarity as to what generic products are going to come on the market and as I do that, then I can make a forecast on what our comp store sales should be next year.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Okay. But suffice it to say we should assume they were somewhat negative, right? Is there any --

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, well, they were -- absolutely, they were negative this past quarter, based on those two impacts, one on the stock conditions and generics. But the generics was actually good. I mean it decreased revenue, but it was good on an overall basis.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Oh, you mean so tonnage you could say was up?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, tonnage is up.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Okay. That leads to another question. I'm trying to get my arms around it, your gross margin and I think you explained some of what went on to mitigate gross margin, but I guess a couple questions regarding gross margin. With generic percentages up, shouldn't that -- I mean do you have kind of a guidance on a sustainable rate of gross margin and where you think it can go with your generic program?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, I think our gross margin -- what we're projecting for our gross margin, and what we're forecasting next year, and we'll start pushing it up in the fourth quarter of this year, is between 21 and 22% on an overall basis on our pharmacy business. Understand, Jonathan, that our specialty pharmaceutical business, even though it's very high dollar, it's low percentage but high dollars. And the actual generic script is low dollar, conversely, and very high percentage, in the 50s and 60s. And as long as Medicare continues to - we're getting a little bit challenged on the Medicaid programs, but the Medicare program right now is favorable for generic substitution, so it should help our percentage of gross margin.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Right and you did mention the gross margin for the retention business and distribution. Do you have a breakdown of sales for the quarter of that you just reported between the two components, what you're retaining in distribution plus your specialty pharmacy?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

I don't have it at my fingertips right now, but I can call you back with that and give you that.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

That would be great because my assumption is, then, is that you're going to grow the core business more rapidly which is of course upward pressure on gross margin as opposed to your specialty distribution. Is that are correct assumption?

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Jim Searson - *DrugMax Inc. - CFO*

Absolutely ...

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

That's true –

Jim Searson - *DrugMax Inc. - CFO*

Absolutely. We're starting from a much higher base also, so growth in the store is will clearly drive the improvement in gross margin.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Okay. And then my final question because I don't want to dominate too much, anything going on with your Americcore (ph) and Brunswick(ph) liability or debt payers (ph), any type of restructuring that?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

We're in some confidential discussions with them, and we would love to kind of deal with that subject component of the business, and we're talking to some of the iBankers about helping us on that stuff.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

Okay.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes.

Jonathan Ziegler - *J.M. Dutton & Associates - Analyst*

All right, I'll let you go on to someone else.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Thank you, Jonathan.

Operator

Thank you sir. Our next question comes from the line of Fred Tony (ph), with Redcap Management (ph).

Fred Tony - *Redcap Management - Analyst*

Good morning guys.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Hi Fred, how are you doing?

Fred Tony - *Redcap Management - Analyst*

Great. Let's see, with regard to your growth prospects, you mentioned 25 to 30%. Number one, is that a 2006 growth target? And number two, how does that break down? Do you think that's -- how much of that comes from specialty distribution growth? How much of that comes from Medicare Part D kicking in? How much of that comes from acquisitions? Can you give me some flavor?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, I can give you some flavor. It is a – what we consider to be a conservative forecast for 2006. We feel 30% is kind of a number that we can conservatively speak to. We -- consistent with what we told our shareholders before -- we expect that we're going to significantly excite our acquisition strategy, so I would -- quantify that a good percentage of that acquisition - that strategy, will supply that percentage of growth, and Medicare I think will supply organic growth in the low to mid-single digits on an overall basis -- Overall.

And then the Worksite pharmacy initiative is one of the most significant pieces. On a percentage basis, I think that that's going to end up towards the middle to the end of next year becoming a bigger and stronger piece of our company on a go forward basis. Specialty drugs is what we sell, so we're going to organically continue to grow the specialty drug business. We have not organically grown this past year. We're not happy with our results this year, with our concentration on focus on sales development. That's why we're bringing in some new talent to help us excite that part of the business and really move forward. As far as percentages by each bucket, Fred, I'd love to give you that, but I don't want to put those out there in the industry and then -- on an overall basis, I think it's 30%. I don't want to have to say in each month or each quarter that it's this percentage in this and report it to my competitors.

Fred Tony - *Redcap Management - Analyst*

Understand. Specifically on the Worksite, should we -- I think you mentioned 25 potential customers in the pipeline. Should we expect that most of those start to kick in – should we expect that you really start to grow that business in the second half of '06 or should we expect something sooner than that?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes, I think you're going to see a lot of it in the second half of 06. The interesting part about the work site pharmacy initiative is it's really gaining a lot of popularity now – the phone has been raining – and you can only really sign up and open a pharmacy at the anniversary or the annual date that the benefits change with an employer. For example, Scott we're opening it now. In January 1 they're changing the benefit structure, so the mail order - we're going to be able to service the mail order clients as well as the retail clients. So what you're going to see is the fruits of our labor now are going to come affect in the first quarter of '06 and then really what we've got, we've added on more sales staff and more marketing. You're going to see us grow quite a bit in the first quarter with new contracts, and in the second quarter announcements with new contracts that'll open by the opening of the third quarter.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Fred Tony - *Redcap Management - Analyst*

Okay, and then you sound pretty confident that this latest letter of interest or letter of intent for the distribution business is going to lay -- edge that business before the next month and a half or so. Can you give us any greater assurance on that front? And where are your service levels now for that business? Obviously, that would be important to any buyer.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Our service levels are not stellar in that business right now. I would probably say they're in the 80 to 85% service level basis. Typically, we'd like to be over 90%. We do have a couple of buyers who are interested. One we've signed a letter of interest with. We're pretty confident that we're are going to sell it. We would have sold it to the previous company except McKessen bought them in the midst of the whole thing. We are negotiating with the big guys. We think that there are also some other smaller guys. We're keeping all of our venues open, but right now we are pursuing one company that's very well-known. I think we're fairly confident that this is going to get done in the next few weeks, and at the end of the day, it's a business that we just need to kind of get our focus away from that and onto our core.

Fred Tony - *Redcap Management - Analyst*

You've obviously got assets listed on the balance sheet now, 13.7 million. What should we expect? Should we expect something in that neighborhood?

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Yes.

Jim Searson - *DrugMax Inc. - CFO*

That's what we expect to realize on the sale, Fred.

Fred Tony - *Redcap Management - Analyst*

Okay, great. Thanks guys.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Thanks Fred.

Operator

Thank you, sir. (Operator instructions).

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

Are there any other questions?

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Operator

Not at this time, sir.

Ed Mercadente - *DrugMax Inc. - Co-Chairman and CEO*

All right, well, in conclusion, you know, we believe that the third quarter has had – for DrugMax is we've taken some very, very important steps in our future. We've refocused on higher gross margin pharmacy business and the specialty business, and in summary, we've done four things. We've repositioned our company to grow with the new capital and liquidity we have. We're selling and discontinuing the business that we've spoken about, and losing non-core legacy business. We're refocusing on the pharmacy business that we feel very strongly about that we can do well, and we expect to grow our business by 25 to 30% revenues in 2006. We think these are meaningful strides.

I'd like to thank everybody for participating on today's call and feel free to give us a call at the company and we'll be glad to talk to any of you. Thank you very much.

Operator

Ladies and gentlemen thank you for your participation in today's conference. This does include your presentation and you may now disconnect. Have a wonderful day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2005, Thomson Financial. All Rights Reserved.

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

DrugMax

Nasdaq: DMAX

3rd Quarter 2005
Conference Call

DrugMax

SAFE HARBOR PROVISIONS:

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) its strategy of building an integrated specialty pharmacy platform with multiple sales channels, (b) DrugMax's plans to dispose of its legacy wholesale distribution business, (b) its growth strategies and opportunities, including its plans to open new Worksite locations and acquire additional pharmacies, (d) its use of proceeds from its recent refinancing, (d) trends affecting its financial condition or results of operations and (e) its ability to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (a) management's ability to successfully implement is business and growth strategies, including its ability to increase sales to target physician groups and to establish and expand its specialty pharmacy network platform, (b) its ability to dispose of its legacy wholesale distribution business and to operate that business until it is disposed of, (c) its ability to identify and acquire potential acquisitions, (d) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers' pricing or distribution policies; (e) conditions in the capital markets, including the interest rate environment and the availability of capital; (f) changes in the competitive marketplace that could affect DrugMax's revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (g) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax's Form 10-K for the year ended January 1, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward- looking statements, whether as a result of new information, future events or otherwise.

DrugMax

Recent Highlights

RECAPITALIZATION

- New $65 Million Debt Facility With Wells Fargo Retail Finance, LLC
  - Higher Borrowing Capacity
  - Cures Financial Covenant Violations
- $51 Million Common Stock Offering
  - Portion Used to Redeem Preferred Stock and Reduce Debt Level
  - Positions Company with Capital for Growth

WHOLESALE DISTRIBUTION BUSINESS CLASSIFIED AS DISCONTINUED

- Sharpened Focus on Operating and Growing Pharmacy and Specialty Pharmaceuticals Business
- Sale of Wholesale Distribution Assets Expected During 4th Quarter 2005
- Proceeds Will Be Used to Further Reduce Debt & Improve Cash Availability

EXPANDED PHARMACY BUSINESS

- Signed Agreement with Scott's Company LLC for New Worksite Pharmacy℠

STRENGTHENED MANAGEMENT TEAM

- Further aligned organizational talent with strategic focus.

Business Strategy Today & Future


DRUGMAX, INC.
FAMILYMEDS, INC.
VALLEY DRUG COMPANY
PHARMACY LOCATIONS
HOME HEALTHCARE SERVICES
INSTITUTIONAL & CENTRAL FILL / MAIL ORDER
RESPIRATORY SERVICES
PHYSICIAN SPECIALTY PHARMACEUTICALS & SERVICES

DrugMax

Business Strategy Today & Future

INTEGRATED SPECIALTY DRUG PLATFORM

SALES CHANNELS

- Clinic & Apothecary Pharmacies
- Worksite Pharmacies®
- "Closed Shop" Institutional Pharmacies
- Central Fill – Mail Order Pharmacy & Distribution
  - Online – Web Access

CUSTOMER BASE

- Patients with Multiple Diseases
- Acute Disease Patients at MD Offices
- Specialty Pharmaceutical Patients
- Defined Population Groups, i.e.:
  - Mental Health
  - Assisted Living
  - 340B & Indigent Groups

SPECIALTY PHARMACY PRODUCTS & MEDICAL SERVICES

Disease Groups

- Infectious Disease
- Anti-Psychotic Meds
- Respiratory Products
- Diabetes
- Intractable Pain / Rheumatoid Arthritis
- Fertility
- Oncology

Services

- Infusion
- Compounding

DrugMax

Sales Drivers For Our Business

- New Specialty Drug Introductions
- Medicare D Coverage for Elderly
- Growing Complex Disease Group Populations, i.e.
  - Diabetes
  - Pain Management
  - Infectious Disease
  - Respiratory
- Employer Sponsored Focus on Drug Cost
- Payors Seeking Lower Cost & Higher Care Delivery Model "Acute Care with Chronic Follow-up"
- Physician Referrals "Seeking Simplicity & Comprehensive Care"
- Physicians Exiting Drug Administration Services
- Technology Enhancements
  - E-Prescribing
  - Rx Kiosk Deployment
- Direct Tele-Sales Force Combined with a Pharmacist –MD Relationship

DrugMax

Profit Drivers for Our Business

- Small Footprint – Low Cost Medical Locations
- Technology Applications Across Our Entire Business
- Generic Pharmaceuticals
- Higher Gross Margin Home Care Product
- Higher Gross Margin Specialty & Infusion Pharmaceuticals

DrugMax

Tactics to Improved Sales & Profit

STRATEGIC

- Discontinuation / Sale of Legacy Distribution Business During 4th Quarter 2005
- Acquisition of Specialty & Clinic Pharmacies
- Worksite Pharmacy® Openings
- Deployment of Pharmacy Kiosks
- Infusion & Home Care Program
- Direct Tele-Sales Launch Across All Pharmacy & Physician Locations
- Medicare D

EXECUTION OF OPERATIONS

- Improved Supply Chain Management - "Better In-Stock" Positions
- Technology Improvements to Home Care, Specialty Billing and Online Sales
- Generic Substitution Conversion Program
- Patient Compliance Programs
- Customer Service Promised Standards
- Re-vamped Sales & Marketing Strategy

DrugMax

Q3 Financial Highlights

- Recapitalization closed post-quarter - not reflected in Q3 Financials
  - Significant improvement to financial position
  - Positions Company with capital for growth and acquisitions – current availability of $25 million
  - $65 million debt facility – current borrowing capacity of $45 million
- Transitional quarter – Management focus on improving financial condition through capitalization and refinancing and discontinuance of non-core business
  - Tight liquidity limited operations and did not allow for growth
- Continuing operations reflect the pharmacy operations. Wholesale distribution business reflected as discontinued.
- Restructuring announced at end of Q2 implemented
  - $1.6 million savings in estimated annual operating costs
- Loss from discontinued operations includes:

(in millions)

	Q3 2005	Nine Months 2005
Operating Loss	$ 2.3	$ 4.9
Asset Impairment	4.8	4.8
Exit Costs	1.5	1.5
	$ 8.6	$ 11.2

- Improvement in cash flow estimated at greater than $6 million annually

DrugMax

Q3 Operating Results

(in thousands)

	Three Months Ended		Nine Months Ended	
	10/1/2005	9/25/2004	10/1/2005	9/25/2004
Revenues from continuing operations	$ 51,755	$ 53,449	$ 163,672	$ 165,476
Gross Margin	9,877	10,893	32,852	34,281
Gross Margin %	19.1%	20.4%	20.1%	20.7%
SG&A	13,039	10,825	41,391	33,010
Depreciation & Amortization	1,107	1,178	3,420	3,590
Operating Loss	(4,268)	(855)	(11,965)	(1,291)
Interest Expense, Net	1,754	1,164	3,921	2,634
Loss from Continuing Operations	$ (5,953)	$ (1,803)	$ (15,533)	$ (3,552)
EBITDA from Continuing Operations	$ (3,089)	$ 549	$ (8,174)	$ 2,706

- Q3 2005 revenues from continuing operations down 3.2% compared to Q3 2004
  - Higher generic utilization in 2005 vs. 2004 (57% vs. 53%)
  - Loss of sales due to out of stock position as a result of supply chain difficulties
- Q3 2005 gross margin at 19.1% vs. 20.4% for Q3 2004; and 20.1% for nine months 2005 vs. 20.7% for nine months 2004
  - Q3 2005 negatively impacted by changes to supply chain resulting from Hurricane Katrina. Impact estimated at $650,000
- Q3 2005 and nine months 2005 SG&A includes incremental costs associated with:
  - Bank financing and additional costs associated with being a public company
  - Non-cash compensation charges of $1.1 million for Q3 and $5.1 million for nine months 2005 impacted negatively by items noted above
- 2005 EBITDA impacted negatively by items above

DrugMax

Q3 Balance Sheet

(in thousands)

BALANCE SHEET DATA

		1/1/2005	
	10/1/2005	Excluding Distribution	As reported
Cash	$ 1,362	$ 2,332	$ 2,332
Accounts Receivable	10,024	8,313	20,570
Inventory	23,232	22,901	34,525
Accounts Payable	25,223	25,557	26,132
Debt	63,172	58,185	57,610
Equity	(15,607)	5,855	5,855

OTHER FINANCIAL DATA (Nine Months Ending 9/30/05)

	Nine Months Ended	
	October 1, 2005	September 25, 2004
Cash Flow - Operating Activities from Continuing Operations	$ (4,452)	$ 2,151
Cash Flow - Investing Activities	(1,450)	687
Cash Flow - Financing Activities	4,574	3,168

- On a comparable basis, excluding distribution, accounts receivable were $8.3 million and inventories were $22.9 million at 1/1/2005
- Improvements in working capital management
  - Continued sequential improvement in inventory levels from Q1 ($28.5 million) and Q2 ($24.9 million)
  - DSO consistent at approximately 18 days

DrugMax

Pro Forma Financial Condition

(in thousands)

	October 1, 2005	
	As Reported	Pro Forma
Cash	$1,362	$11,710
Total Debt	$63,172	$43,840
Equity	($15,607)	$13,661

- Reflects $65 million debt refinancing; $51 million common stock raise ($47.4 million after fees and commissions) and; $17 million redemption of preferred stock
- At November 11, 2005 cash and borrowing availability equal to $25 million

DrugMax

Nasdaq: DMAX